Exhibit 99.1

GEON BOARD RATIFIES SHARE OWNERSHIP TRUST

CLEVELAND — May 9, 2000 — The Geon Company’s (NYSE: GON) Board of Directors ratified The Geon Company Share Ownership Trust (“Trust”) established as of May 5, 2000. The Trust will serve as a vehicle to reduce, over time, the company’s existing share overhang and minimize future share dilution by issuing shares associated with the exercise of future stock options and by funding other equity-related employee programs. The Trust was established by an initial contribution of 500,000 treasury shares. Geon management intends that future contributions to the Trust will result from share repurchases.

The Geon Company is a leading North American-based polymer services and technology company with operations in vinyl compounds, specialty vinyl resins and formulations, engineered films, and other value-added products and services. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ more than 3,200 people and have 30 manufacturing plants in the United States, Canada, England, and Australia, and joint ventures in the United States, Canada, England, Australia, Singapore and Colombia. The Company announced on May 8, 2000 its intent to merge with the M.A. Hanna Company. Information on the Geon Company’s products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc. is available on the internet at http://www.geon.com.

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